Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-260828
Prospectus Supplement No. 8
(To Prospectus dated April 20, 2022)

SCIENCE 37 HOLDINGS, INC.

This Prospectus Supplement No. 8 (the “Prospectus Supplement”) updates, amends and supplements the prospectus of Science 37 Holdings Inc. (the “Company,” “we,” “us,” and “our”), dated April 20, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260828). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K describing the terms and condition of the severance agreement entered into by the Company and Steve Geffon, filed with the Securities and Exchange Commission on September 30, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement is not complete without the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

The Company’s common stock is listed on the Nasdaq Stock Market LLC under the symbol “SNCE.” On September 29, 2022, the closing price of our common stock was $1.62.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 4 of the Prospectus .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 30, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2022

SCIENCE 37 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39727	84-4278203
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Park Offices Drive, Suite 3606 Research Triangle Park, NC	27709
(Address of principal executive offices)	(Zip Code)

(984) 377-3737
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Common stock, par value $0.0001 per share	SNCE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K of Science 37 Holdings, Inc. (the "Company") filed with the Securities and Exchange Commission on September 12, 2022, Michael Shipton was appointed as the Company’s Chief Commercial Officer, succeeding Steve Geffon. In connection with the termination of Mr. Geffon’s employment as Chief Commercial Officer, effective as of September 9, 2022 (the "Termination Date") and his transition to a role as a strategic advisor to the Company's Chief Executive Officer, Mr. Geffon entered into a Severance Agreement and General Release, dated September 26, 2022 (the “Severance Agreement”), with a subsidiary of the Company.

Pursuant to the terms of the Severance Agreement, Mr. Geffon is entitled to (i) continued payment of his base salary as severance pay for a period of six months following the Termination Date (the "Severance Period") payable in accordance with normal payroll practices, (ii) in exchange for Mr. Geffon's provision of consulting services to the Company until the first anniversary of the Termination Date, continued payment of base salary for a period of six months following the end of the Severance Period payable in six equal payments on the last day of each month, and (iii) Company-paid COBRA coverage for the Severance Period, and, contingent upon the fulfillment of certain initiatives by Mr. Geffon, Company-paid COBRA coverage for an additional six months following the Severance Period. Additionally, Mr. Geffon’s previously awarded unvested equity awards shall continue to vest for a period of twelve months following the Termination Date. The Severance Agreement also provides for a customary general release of claims by Mr. Geffon. The Severance Agreement is subject to revocation on the part of Mr. Geffon no later than October 3, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Science 37 Holdings, Inc.

Date:	September 30, 2022	By:	/s/ Christine Pellizzari
		Name:	Christine Pellizzari
		Title:	Chief Legal Officer